CUSIP No. Applied For	13D	Exhibit 2
JOINT FILING AGREEMENT
The undersigned hereby agree that this Statement on Schedule 13D with respect to the Common Stock of Cepheus Acquisition Corp. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: May 18, 2011

/s/ Tsahi Merkur
Tsahi Merkur, individually

Dated: May 18, 2011	SUCCESS PARKING USA LLC
/s/ Tsahi Merkur
Tsahi Merkur, Sole Manager